FOR IMMEDIATE RELEASE	Investor Contact:
Martha Lindeman 312-373-2430 Media Contact: Matthew Pakula 312-373-2435

PLAYBOY ENTERPRISES, INC. REPORTS
THIRD QUARTER 2009 RESULTS
Media Businesses Record Year-Over-Year Improvement

CHICAGO (Thursday, November 5, 2009) – Playboy Enterprises, Inc. (PEI) (NYSE:PLA, PLAA) today reported a net loss for the third quarter ended September 30, 2009 of $1.1 million, or $0.03 per basic and diluted share, which included a restructuring charge of $0.5 million, or $0.01 per basic and diluted share.  This compares to a net loss of $6.2 million, or $0.19 per basic and diluted share, in the 2008 third quarter, which included $6.3 million in restructuring charges and provisions for reserves.  Third quarter 2009 revenues declined to $56.0 million from $70.4 million in the prior year quarter.
Segment income for the 2009 third quarter totaled $2.7 million, down by $0.9 million from the previous year.  Improved results in the company’s media operations were offset by lower Licensing profits and increased Corporate expense.
PEI Chief Executive Officer Scott Flanders said: “The Playboy brand is an amazing asset that is unique in its global range, flexibility and demographic appeal.  My goal is to better manage the power of this brand to accelerate the growth of our licensing business, create new momentum in our media businesses and develop a more efficient business model.
“In Licensing, we expect to see year-over-year profit growth in the fourth quarter, despite the continued weak economy.  Increased fragrance sales through our Coty partnership, the launch of consumer products in selected new territories globally and the planned year-end opening of a new entertainment venue in Cancún, Mexico, should help benefit fourth quarter results,” Flanders said.
“On the media side, we believe that industry trends will contribute to lower fourth quarter results.  Although the improved third quarter results demonstrate the significant strides we have made in reducing the cost structure of our mature media businesses, more is needed.  Playboy magazine will remain the flagship of this company, and a powerful content generator, but it needs to operate more efficiently.  We already announced that we will lower the magazine’s rate base effective with the January/February 2010 issue, and we are looking at other opportunities to improve profitability.  Entertaining our readers and supporting our advertisers will remain a critical focus, and we expect to expand the reach of our integrated print and digital offerings, using social networks, new mobile partnerships and interactive games to create new revenue streams.  We also are looking at ways to reposition the Playboy TV network for future growth,” Flanders said.
“Like other companies, we confront a changing media landscape and a weak global economy,” Flanders said. “But we also face challenges that are unique to our small size and lack of scale.  I believe that we need to focus on the things that we do well, like creating content, while handling other functions through partnerships or outsourcing agreements that will provide the economies of scale and expertise we need to operate more efficiently. The outsourcing of magazine circulation and e-commerce were the first in a series of steps needed to accomplish that goal.  More work lies ahead.”

Entertainment
The Entertainment Group reported third quarter 2009 segment income of $2.3 million, a 37% increase from the $1.7 million reported in the same period last year, primarily reflecting cost-savings initiatives.  Lower domestic and international TV revenues were primarily responsible for the decline in third quarter 2009 revenues to $24.4 million from $27.3 million in the prior year.
Domestic TV revenues were $12.5 million in the 2009 third quarter, off $2.1 million from last year.  Lower linear network sales, reflecting continued consumer migration to the more competitive video-on-demand platform, were largely responsible for the decline.  Expired contracts, increased competition and the effects of the economy on consumer spending contributed to the $1.1 million decline in third quarter 2009 international TV revenues to $10.7 million from last year’s third quarter.  The Group’s other revenues increased significantly in the same time periods due to contributions from the Group’s Alta Loma production company, which launched a new TV reality show during the quarter and generated international revenues from a continuing show.  These gains were partially offset by lower DVD revenues, reflecting the company’s decision to exit that business.
Staff cuts, reduced spending on programming and lower DVD and other expense were responsible for a reduction in costs and the resulting improvement in segment income.

Print/Digital
Third quarter 2009 segment income for the Print/Digital Group was $0.4 million, compared to a segment loss of $0.2 million in last year’s third quarter.  Revenues declined to $22.9 million in the 2009 third quarter, down from $32.7 million last year, in part reflecting the combination of the July and August issues of the U.S. edition of Playboy magazine into one editorial package.
With only two issues published in the 2009 third quarter, lower circulation and advertising were responsible for a $7.5 million decline in the domestic magazine’s revenues to $9.4 million compared to the same period last year.  The revenue declines were more than offset by significant reductions in printing, paper and other operating expenses.  The company said that it expects to report 38% fewer ad pages in the 2009 fourth quarter compared to last year’s fourth quarter.
Third quarter 2009 international magazine revenues declined 21% to $1.5 million, in large measure reflecting the global recession’s effect on consumer and advertiser spending, resulting in lower royalty payments.
Lower paysite sales drove the decrease in third quarter 2009 digital revenues to $9.6 million, down $1.3 million from the same period last year.
Improved e-commerce results combined with lower magazine expense and other cost-reduction efforts initiated over the past year contributed to the Group’s improved year-over-year profitability in the quarter.

Licensing
The Licensing Group reported a 16% decline in third quarter 2009 segment income to $5.5 million from $6.7 million in the previous year.  Third quarter 2009 revenues were $8.7 million, down from $10.4 million in the prior year.  The effect of the global economic slowdown, particularly related to the sale of consumer products in Western Europe, and resulting decline in royalty payments was largely responsible for the decrease in revenues and income.

Corporate and Other
Corporate expense rose to $5.5 million in the 2009 third quarter compared to $4.6 million in the prior year period.  Despite the effects of cost-reduction initiatives on the 2009 third quarter, the prior year’s third quarter results benefited from a favorable adjustment related to the company’s now-terminated deferred compensation plan as well as higher cost-recovery initiatives at the Playboy Mansion.
PEI also recorded $0.5 million in restructuring charges in the 2009 third quarter, which was primarily related to the closing of its New York office earlier this year.  This compares to a $2.2 million restructuring charge last year.  The company also recorded in last year’s third quarter $4.1 million in provisions for reserves related to receivables and archival materials.

Additional information regarding third quarter 2009 earnings will be available on the earnings release conference call, which is being held today, November 5, 2009, at 11:00 a.m. Eastern /10:00 a.m. Central.  The call may be accessed by dialing: 800-894-5910 (for domestic callers) or 785-424-1052 (for international callers) and using the password: Playboy.  In addition, the call will be webcast.  To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

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Playboy is one of the most recognized and popular consumer brands in the world. Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio. Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a)	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, Internet and mobile materials; or
(b)	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and other business partners;
(3)	Our ability to effectively manage our exposure to foreign currency exchange rate fluctuations;
(4)
Further changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment, which, in each case, could reduce demand for our programming and products and impact our advertising and licensing revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)
Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Further competition for advertisers from other publications, media or online providers or decreases in spending by advertisers, either generally or with respect to the men’s market;
(10)	Competition in the television, men’s magazine, Internet, mobile and product licensing markets;
(11)	Attempts by consumers, distributors, merchants or private advocacy groups to exclude our programming or other products from distribution;
(12)
Our television, Internet and mobile businesses’ reliance on third parties for technology and distribution, and any changes in that technology, distribution and/or delays in implementation which might affect our plans, assumptions and financial results;

(13)	Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control;
(14)	Competition for channel space on linear or video-on-demand television platforms;
(15)
Failure to maintain our agreements with multiple system operators and direct-to-home, or DTH, operators on favorable terms, as well as any decline in our access to households or acceptance by DTH, cable and/or telephone company systems and the possible resulting cancellation of fee arrangements, pressure on splits or other deterioration of contract terms with operators of these systems;

(16)	Risks that we may not realize the expected sales and profits and other benefits from acquisitions;
(17)	Any charges or costs we incur in connection with restructuring measures we have taken or may take in the future;
(18)	Increases in paper, printing, postage or other manufacturing costs;
(19)	Effects of the consolidation of the single-copy magazine distribution system in the U.S. and risks associated with the financial stability of major magazine wholesalers;
(20)	Effects of the consolidation and/or bankruptcies of television distribution companies;
(21)	Risks associated with the viability of our subscription, ad-supported and e-commerce Internet models;
(22)	Our ability to sublet our excess space may be negatively impacted by the market for commercial rental real estate as well as by the global economy generally;
(23)	The risk that our common stock could be delisted from the New York Stock Exchange, or NYSE, if we fail to meet the NYSE’s continued listing requirements;
(24)	Risks that adverse market conditions in the securities and credit markets may significantly affect our ability to access the capital markets;
(25)
The risk that we will be unable to refinance our 3.00% convertible senior subordinated notes due 2025, or convertible notes, or the risk that we will refinance our convertible notes at significantly higher interest rates if credit markets do not improve prior to the first put date of March 15, 2012;

(26)
The risk that we are unable to either extend the maturity date of our existing credit facility beyond the current expiration date of January 31, 2011 or establish a new facility with a later maturity date and acceptable terms; and

(27)	Further downward pressure on our operating results and/or further deterioration of economic conditions could result in further impairments of our long-lived assets including remaining goodwill.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.peiinvestor.com in the Investor Relations section of our website.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
	September 30,
	2009	2008
Net revenues
Entertainment:
Domestic TV	$12.5	$14.6
International TV	10.7	11.8
Other	1.2	0.9
Total Entertainment	24.4	27.3
Print/Digital:
Domestic magazine	9.4	16.9
International magazine	1.5	2.0
Special editions and other	2.4	2.9
Digital	9.6	10.9
Total Print/Digital	22.9	32.7
Licensing:
Consumer products	7.2	9.4
Location-based entertainment	1.2	0.7
Marketing events	0.2	0.2
Other	0.1	0.1
Total Licensing	8.7	10.4
Total net revenues	$56.0	$70.4

Net loss
Entertainment	$2.3	$1.7
Print/Digital	0.4	(0.2)
Licensing	5.5	6.7
Corporate	(5.5)	(4.6)
Segment income	2.7	3.6
Restructuring expense	(0.5)	(2.2)
Provisions for reserves	-	(4.1)
Operating income (loss)	2.2	(2.7)
Investment income	-	0.2
Interest expense	(2.2)	(2.1)
Amortization of deferred financing fees	(0.1)	(0.1)
Other, net	0.2	(0.1)
Income (loss) before income taxes	0.1	(4.8)
Income tax expense	(1.2)	(1.4)
Net loss	$(1.1)	$(6.2)
Weighted average number of common shares outstanding Basic and diluted	33,468	33,317
Basic and diluted loss per common share	$(0.03)	$(0.19)

Note: Certain reclassifications have been made to conform to the current presentation.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Nine Months Ended
	September 30,
	2009	2008
Net revenues
Entertainment:
Domestic TV	$38.5	$45.9
International TV	32.4	39.9
Other	3.5	3.8
Total Entertainment	74.4	89.6
Print/Digital:
Domestic magazine	39.3	49.8
International magazine	4.8	6.0
Special editions and other	5.4	6.7
Digital	27.8	37.7
Total Print/Digital	77.3	100.2
Licensing:
Consumer products	21.9	26.6
Location-based entertainment	3.5	2.9
Marketing events	2.3	2.7
Other	0.4	0.3
Total Licensing	28.1	32.5
Total net revenues	$179.8	$222.3

Net loss
Entertainment	$7.3	$3.9
Print/Digital	(0.9)	(3.0)
Licensing	15.9	19.4
Corporate	(17.3)	(16.9)
Segment income	5.0	3.4
Restructuring expense	(12.8)	(2.8)
Impairment charges	(5.5)	(0.1)
Provisions for reserves	-	(4.1)
Operating loss	(13.3)	(3.6)
Investment income	0.7	0.9
Interest expense	(6.5)	(6.4)
Amortization of deferred financing fees	(0.5)	(0.5)
Other, net	(0.3)	(0.4)
Loss before income taxes	(19.9)	(10.0)
Income tax expense	(3.6)	(3.6)
Net loss	$(23.5)	$(13.6)
Weighted average number of common shares outstanding Basic and diluted	33,433	33,297
Basic and diluted loss per common share	$(0.70)	$(0.41)

Note: Certain reclassifications have been made to conform to the current presentation.

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (dollars in millions, except per share amounts)

	Third Quarter Ended September 30,			Nine Months Ended September 30,
EBITDA and Adjusted EBITDA	2009	2008	% Inc/(Dec)	2009	2008	% Inc/(Dec)
Net Loss	$(1.1)	$(6.2)	(82.3)	$(23.5)	$(13.6)	72.8
Adjusted for:
Income Tax Expense	1.2	1.4	(14.3)	3.6	3.6	-
Interest Expense	2.2	2.1	4.8	6.5	6.4	1.6
Amortization of Deferred Financing Fees	0.1	0.1	-	0.5	0.5	-
Equity in Operations of Investments	(0.2)	(0.1)	100.0	-	(0.1)	(100.0)
Depreciation and Amortization	9.2	10.3	(10.7)	28.1	30.3	(7.3)
Impairment Charges	-	-	-	5.5	0.1	5,400.0
EBITDA 1	11.4	7.6	50.0	20.7	27.2	(23.9)
Adjusted for:
Cash Investments in Entertainment Programming	(5.1)	(7.8)	(34.6)	(18.4)	(23.7)	(22.4)
Restructuring Expense	0.5	2.2	(77.3)	12.8	2.8	357.1
Provisions for Reserves	-	4.1	(100.0)	-	4.1	(100.0)
Adjusted EBITDA 2	$6.8	$6.1	11.5	$15.1	$10.4	45.2

Net Income (Loss) Before Restructuring, Impairment	Third Quarter Ended September 30,			Nine Months Ended September 30,
Charges and Provisions for Reserves3	2009	2008	% Better/(Worse)	2009	2008	% Better/(Worse)
Net Loss	$(1.1)	$(6.2)	82.3	$(23.5)	$(13.6)	(72.8)
Adjusted for:
Restructuring Expense	0.5	2.2	77.3	12.8	2.8	(357.1)
Impairment Charges	-	-	-	5.5	0.1	(5,400.0)
Provisions for Reserves	-	4.1	100.0	-	4.1	100.0
Net Income (Loss) Before Restructuring, Impairment Charges
and Provisions for Reserves	$(0.6)	$0.1	-	$(5.2)	$(6.6)	21.2
Basic and Diluted Loss Before Restructuring, Impairment
Charges and Provisions for Reserves Per Common Share	$(0.02)	$-	-	$(0.16)	$(0.20)	20.0

	Third Quarter Ended September 30,			Nine Months Ended September 30,
Financial and Operating Data	2009	2008	% Inc/(Dec)	2009	2008	% Inc/(Dec)
Entertainment
Cash Investments in Entertainment Programming	$5.1	$7.8	(34.6)	$18.4	$23.7	(22.4)
Programming Amortization Expense	$7.2	$8.0	(10.0)	$22.4	$24.3	(7.8)

Print/Digital
Advertising Sales (Playboy-Branded)	$4.2	$6.8	(38.2)	$11.7	$17.9	(34.6)
Digital Content Expense	$1.5	$1.8	(16.7)	$4.9	$5.2	(5.8)
Domestic Magazine Advertising Pages	65.2	98.3	(33.7)	191.1	289.8	(34.1)

At September 30
Cash, Cash Equivalents, Marketable Securities and
Short-Term Investments	$26.9	$27.9	(3.6)	$26.9	$27.9	(3.6)
Long-Term Financing Obligations	$103.0	$98.7	4.4	$103.0	$98.7	4.4

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)
In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2)
In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among other things, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.

3)
In order to fully assess our financial results, management believes that Net Income (Loss) Before Restructuring, Impairment Charges and Provisions for Reserves is an appropriate measure for evaluating our operating performance and liquidity. Investors should recognize that Net Income (Loss) Before Restructuring, Impairment Charges and Provisions for Reserves might not be comparable to similarly titled measures of other companies. Net Income (Loss) Before Restructuring, Impairment Charges and Provisions for Reserves should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.